Exhibit 10.3

Real Goods Solar, Inc. 2019 Incentive Compensation Plan

PURPOSE & OBJECTIVE

The objective of this Real Goods Solar, Inc. 2019 Incentive Compensation Plan (the “Plan”) is to incentivize employees of Real Goods Solar, Inc. (the “Company” or “RGSE”) to work well together and individually to meet and exceed the RGSE Operating Plan and Budget for 2019. This document (i) sets forth the terms and conditions of the Plan and (ii) explains how RGSE will calculate and distribute the incentive compensation payable hereunder to employees.

INCENTIVE COMPENSATION PLAN DESCRIPTION

RGSE has an Operating Plan and Budget for 2019 (the “2019 Plan”). Included in the 2019 Plan is an incentive compensation pool rewarding eligible employees, on a quarterly basis, for achieving certain division and overall income targets. The incentive compensation pool for each quarter will be based on a percentage of the Company’s “cash-like income”. As it relates to the Plan, “cash-like income” for a quarter is income of RGSE for the quarter before certain items are taken into account, including but not limited to: (i) items of complex non-cash derivative accounting; (ii) non-cash stock option expense; (iii) the results of discontinued operations; (iv) any one-time discretionary bonuses; as well as (v) income tax payments.

The “Incentive Compensation Pool Percentage” for a quarter will be determined by the Company in accordance with the applicable percentage from the table below based on the Company’s quarterly consolidated results and the Company’s achievement of various levels of the 2019 Plan for the quarter. As provided in the table below, the Company must achieve at least 50% of the 2019 Plan for a quarter in order for there to be any incentive compensation pool for the quarter and for any incentive compensation to be payable to eligible employees for the quarter.

Percent of 2019 Plan Achieved	Incentive Compensation Pool Percentage
≥ 130%	20.0%
≥ 120% and ≤ 129%	15.0%
≥ 100% and ≤ 119%	12.5%
≥ 50% and ≤ 99%	10.0%
Less than 50%	00.0%

ELIGIBILITY

Subject to the other terms and conditions of the Plan, for each quarter, all regular full-time and part-time employees who have been continuously employed by the Company for at least six months, as of the beginning of the quarter, are eligible to participate in the Plan (each an “Eligible Employee” and collectively, “Eligible Employees”). Seasonal employees, interns and temporary employees are not eligible to participate in the Plan or to receive any incentive compensation payable hereunder. In order to receive incentive compensation under the Plan for a quarter, (i) an Eligible Employee must be (A) in good standing (i.e., not on a performance improvement plan) at the end of the quarter and on the date the incentive compensation is paid, and (B) must be an active employee of the Company on the date the incentive compensation is paid, and (ii) the Eligible Employee’s operating segment must achieve at least 50% of the 2019 Plan for the quarter. If any of the conditions in the preceding sentence are not satisfied for a quarter, the Eligible Employee shall not have earned and shall not be entitled to receive, and the Company shall not be obligated to pay, any incentive compensation pursuant to the Plan for that quarter.

110 16th Street, Suite 300, Denver, CO 80202 | PH: 888.567.6527

CALCULATIONS

The incentive compensation payable under the Plan will be calculated using the quarterly consolidated and segment results. Each Eligible Employee will have an annual incentive target percentage of base pay and that annual incentive target will be divided by four to calculate the quarterly targets for the Eligible Employee. An aggregate incentive compensation pool will be calculated based on the Company’s percentage of the 2019 Plan achieved.

The incentive compensation for a quarter is determined as follows:

1)	Identification of all Eligible Employees for the quarter
2)	Aggregate the base pay of all Eligible Employees for the quarter
3)	Determine the size of the incentive compensation pool (the “Quarterly Incentive Pool”)
4)	Determine the incentive compensation payable to each Eligible Employee as follows:

a.	Eligible Employee’s base pay × one-fourth of the Eligible Employee’s annual incentive target percentage (the “Dollar Incentive Target”)
b.	Aggregate the Dollar Incentive Targets of all Eligible Employees (the “Total Incentive Targets”)
c.	Quarterly Incentive Pool ÷ Total Incentive Targets = Payout Ratio
d.	An Eligible Employee’s “Tentative Award” is the Eligible Employee’s Dollar Incentive Target × the Payout Ratio
i.	The total incentive compensation payable for a quarter shall not exceed the Quarterly Incentive Pool for that quarter, provided that, the Company, in its sole discretion may, but is not obligated to, scale up or down the Tentative Awards for a quarter to match the size of the Quarterly Incentive Pool.

TAXATION OF INCENTIVE COMPENSATION

All incentive compensation payable under the Plan is subject to withholdings and deductions as required by applicable law.

TIMING OF PAYMENTS

Subject to the other terms and conditions of the Plan, incentive compensation for a quarter will be paid during the quarter immediately following the quarter to which the incentive compensation relates and within 30 days after the Company’s quarterly report is filed with the Securities and Exchange Commission.

110 16th Street, Suite 300, Denver, CO 80202 | PH: 888.567.6527

ADDITIONAL TERMS

1.	Receipt of any incentive compensation under the Plan for one quarter does not provide any right to any Eligible Employee to receive incentive compensation, of any amount, for any other quarter or ever again.

2.	The Company reserves the right to amend or terminate the Plan, in its sole discretion, at any time without the consent of any Eligible Employee or potential Eligible Employee.

3.	In no event does the establishment of the Plan, the provisions of the Plan, or any action of the Company or any Company officer with respect to the Plan confer upon any Eligible Employee the right to continued employment with the Company or limit the right of the Company to terminate the Eligible Employee’s employment for any reason or no reason.

4.	The incentive compensation payable under the Plan is intended to either comply with the applicable requirements of the statutory provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any Treasury Regulations and other interpretive guidance issued thereunder (collectively “Code Section 409A”) or to satisfy the requirements of an applicable exception thereto, and the Plan shall be construed and administered in accordance with such intent. No provision of the Plan shall be interpreted or construed to transfer any liability imposed on any Eligible Employee under the Code, including any liability due to a failure to comply with the requirements of Code Section 409A, from any Eligible Employee or any other individual to the Company or its subsidiaries, affiliates or successors. In the event the Company determines that any incentive compensation payable hereunder may violate the applicable requirements of Code Section 409A, the Company (without any obligation to do so or obligation to indemnify any Eligible Employee for any failure to do so) may adopt, without the consent of any Eligible Employee, such amendments to the Plan or take any other actions that the Company in its sole discretion determines are necessary or appropriate for such compensation to either (a) be exempt from the requirements of Code Section 409A or (b) comply with the applicable requirements of Code Section 409A. Each payment payable hereunder shall be deemed to be a separate payment for purposes of Code Section 409A. Whenever a payment under the Plan specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of the Company, and no Eligible Employee shall have any right (directly or indirectly) to determine the year in which such payment is made. With respect to incentive compensation that is subject to the requirements of Code Section 409A, in the event a payment period straddles two consecutive calendar years, the payment shall be made in the later of such calendar years.

5.	The Company shall have the sole authority and discretion to construe and interpret the Plan, to correct any defect, omission or inconsistency in the Plan, and to make all determinations, decisions with respect to any incentive compensation payable hereunder, and all such interpretations, corrections, determinations, and decisions shall be final and binding on all parties.

110 16th Street, Suite 300, Denver, CO 80202 | PH: 888.567.6527

6.	Any incentive compensation payable hereunder is personal to the Eligible Employee. Any incentive compensation payable hereunder and the Eligible Employee’s rights hereunder may not be transferred by gift or otherwise, or pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise, and are subject to forfeiture pursuant to the terms of the Plan. Any attempted disposition of any rights under the Plan in violation of this provision shall be null and void and of no legal effect, and the Company shall not recognize any purported transferee as the owner of any rights granted hereunder.

7.	In no event shall the Company set aside all or any portion of any incentive compensation payable hereunder in trust for the exclusive benefit of any Eligible Employee. Any Eligible Employee’s rights to any payment hereunder shall be solely that of an unsecured general creditor of the Company.

8.	Employees who are, or could be, terminated for not meeting performance standards or violating business policy are not eligible for any incentive compensation payable hereunder, including, without limitation, employees who are, or could be, terminated for poor performance, disclosure of confidential information, violation of the duty of loyalty, violation of business policy, off-duty misconduct that affects the operation of the business, or any other misconduct.

9.	If any provision of the Plan (or portion thereof) is held to be invalid, illegal or unenforceable by any court or arbitrator of competent jurisdiction, then solely as to such jurisdiction and subject to this provision, that provision shall be limited (“blue-penciled”) to the minimum extent necessary so that the Plan shall otherwise remain enforceable in full force and effect in such jurisdiction and without affecting in any way the enforceability of the Plan in other jurisdictions. To the extent such provision cannot be so modified, the offending provision shall, solely as to such jurisdiction, be deemed severable from the remainder of the Plan, and the remaining provisions contained in the Plan shall be construed to preserve to the maximum permissible extent the intent and purposes of the Plan in such jurisdiction and without affecting in any way the enforceability of the Plan in other jurisdictions.

10.	The laws of the State of Colorado, without regard to any conflicts of law provisions, shall govern the enforcement and interpretation of Plan.

110 16th Street, Suite 300, Denver, CO 80202 | PH: 888.567.6527